                                                                    SCHEDULE 13G

                                                              -----------------------------
                                                                   OMB APPROVAL
                                                              ----------------------
                                  UNITED STATES               OMB Number:3235-0145
                       SECURITIES AND EXCHANGE COMMISSION     Expires: September 30, 1988
                              WASHINGTON, DC 20549            Estimated average burden
                                                              hours per response .... 14.90
                                                              -----------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                         (Amendment No. _____________)*

--------------------------------------------------------------------------------

                                Redwood Trust Inc
--------------------------------------------------------------------------------

                               Common Stock $0.01
                             -----------------------
                                    758075402


    Check the following box if a fee is being paid with this statement /  /.
    (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent to the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d - 7).

    * The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













    SEC 1745 (6-88)

-------------------------------------------                              ---------------------------------------
CUSIP NO. 758 075 402                                   13G                             Page ____ of ____ Pages
-------------------------------------------                              ---------------------------------------


----------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

         Martin Currie Limited

----------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP*
                                                                                                   (a)/  /

                                                                                                   (b)/  /

----------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY



----------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANISATION

         United Kingdom

----------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

      NUMBER OF              0
                       -----------------------------------------------------------------------------------------
       SHARES          6     SHARE VOTING POWER

    BENEFICIALLY

      OWNED BY
                       -----------------------------------------------------------------------------------------
        EACH           7     SOLE DISPOSITIVE POWER

      REPORTING
                             0
       PERSON
                       -----------------------------------------------------------------------------------------
        WITH           8     SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

----------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



----------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

----------------------------------------------------------------------------------------------------------------
12       TYPE OF PERSON REPORTING *

         CO
----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------                              ---------------------------------------
CUSIP NO. 758 075 402                                   13G                             Page ____ of ____ Pages
-------------------------------------------                              ---------------------------------------

----------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

         Martin Currie Investment Management Limited

----------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP*
                                                                                                   (a)/  /
                                                                                                   (b)/  /

----------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY



----------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANISATION

         United Kingdom

----------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

      NUMBER OF              0
                       -----------------------------------------------------------------------------------------
       SHARES          6     SHARE VOTING POWER

    BENEFICIALLY

      OWNED BY
                       -----------------------------------------------------------------------------------------
        EACH           7     SOLE DISPOSITIVE POWER

      REPORTING
                             0
       PERSON
                       -----------------------------------------------------------------------------------------
        WITH           8     SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

----------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



----------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

----------------------------------------------------------------------------------------------------------------
12       TYPE OF PERSON REPORTING *

         CO
----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------------------                              ---------------------------------------
CUSIP NO. 758 075 402                                   13G                             Page ____ of ____ Pages
-------------------------------------------                              ---------------------------------------

----------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS OR IRS IDENTIFICATION NO OF ABOVE PERSON

         Martin Currie Inc

----------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP*
                                                                                                   (a)/  /
                                                                                                   (b)/  /

----------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY



----------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANISATION

         New York

----------------------------------------------------------------------------------------------------------------

                       5     SOLE VOTING POWER

      NUMBER OF              0
                       -----------------------------------------------------------------------------------------
       SHARES          6     SHARE VOTING POWER

    BENEFICIALLY

      OWNED BY
                       -----------------------------------------------------------------------------------------
        EACH           7     SOLE DISPOSITIVE POWER

      REPORTING
                             0
       PERSON
                       -----------------------------------------------------------------------------------------
        WITH           8     SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

----------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



----------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0%

----------------------------------------------------------------------------------------------------------------
12       TYPE OF PERSON REPORTING *

         IA
----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                  SCHEDULE 13G

Item   1(a)    Name of issuer:

               Redwood Trust Inc


       1(b)    Address of issuers principal executive offices:
               591 Redwood Highway
               Suite 3100
               Mill Valley
               CA 94941
               USA

Item   2(a)    Name of person filing:

               Martin Currie Limited
               Martin Currie Inc
               Martin Currie Investment Management Limited

       2(b)    Address of principal business office or, if none, residence:

               Saltire Court
               20 Castle Terrace
               Edinburgh
               EH1 2ES

       2(c)    Citizenship:

               Martin Currie Limited - UK
               Martin Currie Inc - New York
               Martin Currie Investment Management Limited - UK

       2(d)    Title of Class of Securities:

               Common Stock $0.01

       2(e)    CUSIP Number

               758 075 402

Item 3 This statement is filed pursuant to Rule 13d-1(c) with respect to Martin Currie Ltd and Martin Currie Investment Management Limited.

               This statement is file pursuant to Rule 13d-1(b)(1)(ii)(E) with respect to Martin Currie Inc, and investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item   4       Ownership:

               NOTE: This statement is filed on behalf of Martin Currie Ltd, a corporation organised under the laws of the Untied Kingdom, and its wholly-owned subsidiaries, Martin Currie Investment Management Ltd, a corporation formed under the laws of the United Kingdom and Martin Currie Inc, a corporation formed under the laws of the State of New York and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. As investment advisers to investment companies, institutions and individuals, Martin Currie Investment Management Ltd, and Martin Currie Inc, in some cases hold voting power and dispositive power over shares of Redwood Trust Inc reported in this statement and they may be deemed to be the beneficial owner of the shares of Redwood Trust Inc held by such Advisory Clients pursuant to Rule 13d-3. As parent corporation to Martin Currie Investment Management Ltd and Martin Currie Inc, Martin Currie Ltd may be deemed to be the beneficial owner of the shares of Redwood Trust Inc, held by such Advisory Client pursuant to Rule 13d-3.

       4(a)    Amount beneficially owned:
                      see item 9 of the cover pages (pp 2-4)

       4(b)    Percent of class:
                      see item 11 of the cover pages (pp 2-4)

       4(c)    Number of shares as to which such person has:

               (i)   sole power to vote or direct the vote see item 5 of
                       the cover pages (pp 2-4)

               (ii)  shared power to vote or to direct the vote:
                                ---------------

               (iii) sole power to dispose or to direct the disposition of:
                       see item 7 of the cover pages (pp 2-4)

               (iv)  shared power to dispose or to direct the disposition of:
                                ---------------

Item   5       Ownership of five percent or less of a class:
                    Not applicable

Item   6       Ownership of more than five percent on behalf of another person:

                    Martin Currie Investment Management Ltd and Martin Currie Inc, are both wholly-owned subsidiaries of Martin Currie Ltd, are investment advisers to investment companies, institutions and individuals (the "Advisory Clients") and all shares of Redwood Trust Inc reported in this Statement are owned by the Advisory Clients. Martin Currie Investment Management Ltd, and Martin Currie Inc in some cases hold voting power and dispositive power over shares of Redwood Trust Inc reported in this statement and they may be deemed to be the beneficial owner of the shares of held by such Advisory Clients pursuant to Rule 13d-3. As parent corporation to Martin Currie Investment Management Ltd and Martin Currie Inc, Martin Currie Ltd may be deemed to be the beneficial owner of the shares of Redwood Trust Inc held by such Advisory Client pursuant to Rule 13d-3. The Advisory Clients have the right to receive or the power to direct the receipt of dividends form or the proceeds for the sale of the shares reported in this statement. No individual Advisory Client owns more than five percent of the class.

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:

                    Martin Currie Investment Management Ltd, is a corporation organised under the laws of the United Kingdom.

                    Martin Currie Inc is a New York corporation and is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940.

Item   8       Identification and classification of members of the group:
                    Not applicable

Item   9       Notice of dissolution of group:
                    Not applicable

Item   10      Certification:

               By signing below the undersigned Martin Currie Inc certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

               By signing below each of the undersigned Martin Currie Ltd and Martin Currie Investment Management Ltd certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                               MARTIN CURRIE LTD

                                               By: /s/ James Fairweather
                                               ----------------------------

                                               Name: James Fairweather

                                               Title: Chief Investment Officer


                                               MARTIN CURRIE INVESTMENT
                                               MANAGEMENT LTD

                                               By: /s/ James Fairweather
                                               ----------------------------
                                               Name: James Fairweather

                                               Title:Chief Investment Officer

                                               MARTIN CURRIE INC

                                               By: /s/ James Fairweather
                                               ----------------------------
                                               Name: James Fairweather

                                               Title:Chief Investment Officer



Date: 20 August 1999
      --------------

                                INDEX OF EXHIBITS


Exhibit No     Exhibits

99 Joint filing agreement among Martin Currie Ltd, Martin Currie Investment Management Ltd and Martin Currie Inc.